Exhibit 99.1

There is a difference.
PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports
Increased Profitability for Year Ended
June 30, 2010

GEORGETOWN, MASSACHUSETTS, July 29, 2010 –
Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2010 of $335,000, or $.13 per basic and diluted share, compared to net income of $156,000, or $.06 per basic and diluted share, for the three months ended June 30, 2009. The net income for the year ended June 30, 2010 was $939,000, or $.36 per basic and diluted share, compared to net income of $350,000, or $.14 per basic and diluted share, for the year ended June 30, 2009.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to announce that the Company has continued to achieve significant improvement in its financial performance. Net income increased 168% compared to last year, while we continued to maintain strong asset quality. Net interest margin and non-interest income increased 21% and 25%, respectively. These results reflect the successful execution of our strategic plan, specifically our focus on commercial lending and residential mortgage banking in a challenging economic environment. The economic environment of the past two years has not had a major negative impact on the Company and the board and management remain cautiously optimistic about the future. We continue to remain confident that execution of our strategic plan will have a positive impact on long-term shareholder value."

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the	At or for the
	Year Ended	Year Ended
	June 30, 2010	June 30, 2009
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$211,545	$201,191
Cash and cash equivalents	7,340	11,356
Loans receivable, net	175,867	163,825
Allowance for loan losses	1,676	1,455
Investment securities (1)	14,643	14,487
Deposits	147,286	141,126
Borrowings	43,368	40,788

Total stockholders' equity	18,368	17,317
Stockholders' equity to total assets at end of period	8.68%	8.61%
Total shares outstanding	2,638,387	2,638,387

Asset Quality Data:
Total non-performing loans	$370	$737
Other real estate owned	66	-
Total non-performing assets	436	737
Non-performing loans to total loans	0.21%	0.45%
Non-performing assets to total assets	0.21%	0.37%
Allowance for loan losses to non-performing loans	452.97%	197.42%
Allowance for loan losses to total loans	0.94%	0.88%
Loans charged off	$155	$15
Recoveries on loans previously charged off	15	10

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,806	$2,638	$10,734	$10,551
Interest expense	872	1,120	3,680	4,709
Net interest income	1,934	1,518	7,054	5,842
Provision for loan losses	76	66	361	248
Net interest income after
provision for loan losses	1,858	1,452	6,693	5,594
Non-interest income	251	319	1,085	870
Non-interest expense	1,596	1,546	6,320	5,933
Income before income taxes	513	225	1,458	531
Income tax provision	178	69	519	181
Net income	$335	$156	$939	$350

Net income per share: basic and diluted	$0.13	$0.06	$0.36	$0.14

Performance Ratios:
Return on average assets	0.64%	0.31%	0.47%	0.18%
Return on average equity	7.40%	3.61%	5.30%	2.05%
Interest rate spread	3.63%	2.95%	3.41%	2.85%
Net interest margin	3.90%	3.25%	3.70%	3.19%
Efficiency ratio (2)	73.00%	84.11%	77.64%	88.39%
Non-interest expense to average total assets	3.05%	3.11%	3.14%	3.05%

(1) Does not include Federal Home Loan Bank Stock of $3.1 million.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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